UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2007

VENTANA MEDICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-20931	94-2976937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1910 E. Innovation Park Drive, Tucson, Arizona	85755
(Address of principal executive offices)	(Zip Code)

(520) 887-2155

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 4, 2007, Ventana Medical Systems, Inc., a Delaware corporation (“Ventana” or the “Purchaser”) and the stockholders and optionholders (the “Sellers”) of Spring BioScience Corporation, a California S-corporation (“Spring”) entered into a Stock Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Ventana purchased all of the issued and outstanding shares of common stock (the “Shares”) of Spring, which develops, supplies and sells reagents (including, but not limited to, bulk antibody reagents) for the immunohistochemistry market and the life science research market.

A copy of Ventana’s press release announcing the acquisition of Spring is filed as Exhibit 99.1 hereto.

The Purchase Agreement

At the closing of the acquisition (the “Closing”) each of the Sellers sold all of his or her Shares to Ventana in exchange for his or her pro rata share of the aggregate Purchase Price (as defined below). After the Closing, Spring became a wholly owned subsidiary of Ventana.

Under the terms of the Purchase Agreement, Ventana paid the Sellers $28.9 million in cash at the Closing. Ventana also deposited $11.7 million in an escrow account (i) as security for certain indemnification obligations that might arise under the Purchase Agreement (which are described in more detail below) and (ii) to provide for additional payments to the Sellers upon Spring’s achievement of the scientific milestones. The Purchase Agreement therefore provides for an aggregate “Purchase Price” of up to $40.6 million, subject to certain adjustments based on Spring’s working capital as of the Closing.

The Purchase Agreement contains customary representations and warranties of the parties, most of which survive for a period of two years after the Closing. Certain representations and warranties of the Sellers, including those relating to the capital structure of Spring, tax matters and environmental matters, survive for longer periods. Certain of these representations, warranties, covenants and other agreements may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under the Federal securities laws or were used for the purpose of allocating risk between Spring and Ventana rather than establishing matters as facts. Information concerning the subject matter of these representations, warranties, covenants and other agreements may have changed since the date of the Purchase Agreement, which may or may not be fully reflected in the Company’s public disclosures. Accordingly, you should not rely on these representations, warranties, covenants and other agreements as statements of fact.

The Purchase Agreement further provides that the Sellers will jointly and severally indemnify, defend and hold harmless Ventana and its affiliates from and against all damages arising out of (i) any inaccuracy of any representation or warranty of the Sellers in the Purchase Agreement, (ii) any breach of any covenant or other agreement of Sellers contained in the Purchase Agreement or related transaction documents, and/or (iii) if not covered by liability insurance, any product shipped or manufactured by, or any services provided by, Spring prior to the Closing.

Under the Purchase Agreement, Ventana has similar indemnification obligations in favor of the Sellers with respect to its representations, warranties, covenants and other agreements. Ventana also agreed to indemnify, defend and hold harmless the Sellers against certain damages arising out of any tax liabilities incurred by Ventana or Spring after the Closing. Neither the Sellers nor Ventana are obligated to indemnify the other party until the aggregate amount of indemnifiable damages equals or exceeds $75,000, after which the respective indemnifying party is only responsible for those damages that exceed

$75,000 and each of the Seller’s responsibility to indemnify Ventana under the Purchase Agreement is capped at his or her pro rata share of the Purchase Price, except with respect to matters related to taxes, fraud, title to shares and certain other matters, in which case no limits apply.

The Purchase Agreement also contains customary provisions relating to confidentiality, non-competition, non-solicitation and tax matters in light of Spring’s business and its status as an S-corporation.

The Escrow Agreement

To secure the Seller’s indemnification obligations under the Purchase Agreement (which are described above) and provide for additional payments to the Sellers upon Spring’s achievement of certain scientific milestones specified in the Purchase Agreement, Ventana deposited $11.7 million in an escrow account (the “Escrow Account”) at the Closing. The Escrow Account is to be administered pursuant to a separate Escrow Agreement (the “Escrow Agreement”), which was entered into on September 4, 2007 by Ventana, the Sellers, the Sellers’ Representatives, and the Escrow Agent.

The Escrow Agreement describes the terms and conditions on which funds may be released from the Escrow Account in respect of (i) indemnification claims, (ii) any negative working capital adjustment, (iii) receivables adjustments, (iv) milestone payments, and (v) tax withholding adjustments.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Ventana Medical Systems, Inc. announcing its acquisition of Spring BioScience Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTANA MEDICAL SYSTEMS, INC.

By:	/s/ Lawrence L. Mehren
Lawrence L. Mehren
Senior Vice President, Chief Financial Officer and Secretary

Date: September 5, 2007

Exhibit Index

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Ventana Medical Systems, Inc. announcing its acquisition of Spring BioScience Corporation